Exhibit 3.1

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
CHARTER COMMUNICATIONS, INC.

Charter Communications, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented (the “DGCL”), hereby certifies that:

1.	The name of the corporation is Charter Communications, Inc. The original certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on May 18, 2016.

2.
The Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on May 18, 2016 and was amended by the Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Corporation, filed with the Secretary of State of the State of Delaware on April 23, 2024.

3.
This Second Amended and Restated Certificate of Incorporation amends and, as amended, restates in its entirety the Amended and Restated Certificate of Incorporation of the Corporation, as amended, and has been duly adopted in accordance with Sections 242 and 245 of the DGCL.

4.	This Second Amended and Restated Certificate of Incorporation shall become effective in accordance with Section 103(d) of the DGCL at 11:58 p.m., Eastern Time, on August 19, 2026.

5.	The text of the certificate of incorporation of the Corporation is hereby amended and restated to read in its entirety as follows:

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
CHARTER COMMUNICATIONS, INC.

ARTICLE FIRST
NAME OF THE CORPORATION

The name of the corporation is Charter Communications, Inc. (the “Corporation”).

ARTICLE SECOND
REGISTERED OFFICE; REGISTERED AGENT

The registered office of the Corporation is located at c/o Corporation Service Company, 251 Little Falls Drive, Wilmington, DE 19808, and County of New Castle.  The name of its registered agent at such address is Corporation Service Company.

ARTICLE THIRD
PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware as set forth in Title 8 of the Delaware Code (the “DGCL”).

ARTICLE FOURTH
STOCK

A.   Authorized Capital Stock.

1.          The total number of shares of stock that the Corporation shall have authority to issue is 1,150,002,000 shares, consisting of:  (a) 900,000,000 shares of Class A Common Stock, par value $0.001 per share (“Class A Common Stock”); (b) 1,000 shares of Class B Common Stock, par value $0.001 per share (“Class B Common Stock”); (c) 1,000 shares of Class C Common Stock, par value $0.001 per share (“Class C Common Stock”); and (d) 250,000,000 shares of Preferred Stock, par value $0.001 per share (“Preferred Stock”), issuable in one or more series as hereinafter provided.  Except as otherwise provided in this amended and restated certificate of incorporation (this “Certificate of Incorporation”), Class A Common Stock, Class B Common Stock and Class C Common Stock shall be identical in all respects and shall have equal rights and privileges.  Class A Common Stock, Class B Common Stock and Class C Common Stock are herein sometimes collectively referred to as the “Common Stock.”  Except for the shares of Class B Common Stock issued and outstanding and held by an A/N Party (as hereinafter defined) as of immediately prior to the date of this Certificate of Incorporation, the Corporation shall not have the power to issue shares of Class B Common Stock to any person. The Corporation shall not have the power to issue shares of Class C Common Stock to any person other than a Cox Party (as hereinafter defined) pursuant to the Transaction Agreement (as hereinafter defined).

2.          The number of authorized shares of Common Stock or Preferred Stock may be increased or decreased (but (i) the number of authorized shares of Class A Common Stock may not be decreased below (a) the number of shares thereof then outstanding plus (b) the number of shares of Class A Common Stock issuable upon the exercise of outstanding options, warrants, exchange rights, conversion rights or similar rights for Class A Common Stock, (ii) the number of authorized shares of Class B Common Stock may not be decreased below the number of shares thereof then outstanding, (iii) the number of authorized shares of Class C Common Stock may not be decreased below the number of shares thereof then outstanding and (iv) the number of authorized shares of Preferred Stock may not be decreased below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the Common Stock (voting together as a single class) together with any other class of capital stock of the Corporation entitled to vote generally in the election of directors irrespective of the provisions of Section 242(b)(2) of the DGCL or any corresponding provision hereinafter enacted, unless a lower threshold is permitted under Section 242 of the DGCL in which case such amendment may be adopted by such lower threshold of votes.

B.   Common Stock Voting Rights.

1.          The holders of shares of Common Stock shall have the following voting rights and powers:

a.          Each holder of Class A Common Stock shall be entitled, with respect to each share of Class A Common Stock held by such holder on the applicable record date, to one (1) vote in person or by proxy on all matters submitted to a vote of the holders of Class A Common Stock, whether voting separately as a class or otherwise;

b.          Subject to Clause B.3 of this Article FOURTH, each A/N Party shall be entitled, with respect to each share of Class B Common Stock held by such A/N Party on the applicable record date, to such number of votes in person or by proxy on all matters submitted to a vote of the holders of Class B Common Stock such that the number of votes to which all A/N Parties shall be entitled with respect to the Class B Common Stock held by them on the applicable record date, in the aggregate, is equal to the number of votes which would attach, in the aggregate but without duplication, to the Class A Common Stock into which all Charter Holdings Class B Common Units (as hereinafter defined) held by the A/N Parties as of the applicable record date are exchangeable, without regard to any restrictions on effecting such exchange, and in accordance with the terms of this Certificate of Incorporation, the LLC Agreement (as hereinafter defined) and the Exchange Agreement (as hereinafter defined).  For the avoidance of doubt, each cancellation, retirement or repurchase, including by means of conversion or exchange, of Charter Holdings Class B Common Units shall automatically reduce the voting power of the Class B Common Stock held by the applicable A/N Party or A/N Parties hereunder as necessary to accord with the provisions of the foregoing sentence. Any holder of Class B Common Stock who is not an A/N Party shall not be entitled to any vote on any matter with respect to any share of Class B Common Stock held by such holder (other than as required by law). Notwithstanding anything herein to the contrary, following the conversion and/or exchange or repurchase, directly or indirectly, by the Corporation of all Charter Holdings Class B Common Units held by the A/N Parties, the Class B Common Stock shall automatically be cancelled and shall cease to be authorized hereunder; and

c.          Subject to Clause B.3 of this Article FOURTH, each Cox Party shall be entitled, with respect to each share of Class C Common Stock held by such Cox Party on the applicable record date, to such number of votes in person or by proxy on all matters submitted to a vote of the holders of Class C Common Stock such that the number of votes to which all Cox Parties shall be entitled with respect to the Class C Common Stock held by them on the applicable record date, in the aggregate, is equal to the number of votes which would attach, in the aggregate but without duplication, to (i) the Class A Common Stock into which all Charter Holdings Class C Common Units (as hereinafter defined) held by the Cox Parties as of the applicable record date are exchangeable and (ii) the Class A Common Stock into which all Charter Holdings Preferred Units (as hereinafter defined) held by the Cox Parties as of the applicable record date (assuming the prior conversion of such Charter Holdings Preferred Units into Charter Holdings Class C Common Units) are exchangeable; in each case, without regard to any restrictions on effecting such exchange, and in accordance with the terms of this Certificate of Incorporation, the LLC Agreement and the Exchange Agreement.  For the avoidance of doubt, each cancellation, retirement or repurchase, including by means of conversion or exchange, of Charter Holdings Class C Common Units and/or Charter Holdings Preferred Units held by the Cox Parties shall automatically reduce the voting power of the Class C Common Stock held by the applicable Cox Party or Cox Parties hereunder as necessary to accord with the provisions of the foregoing sentence. Any holder of Class C Common Stock who is not a Cox Party shall not be entitled to any vote on any matter with respect to any share of Class C Common Stock held by such holder (other than as required by law). Notwithstanding anything herein to the contrary, following the conversion and/or exchange or repurchase, directly or indirectly, by the Corporation of all Charter Holdings Class C Common Units and Charter Holdings Preferred Units held by the Cox Parties, the Class C Common Stock shall automatically be cancelled and shall cease to be authorized hereunder.

2.          Except as otherwise required by applicable law, the holders of shares of Class A Common Stock, Class B Common Stock and Class C Common Stock shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation (or if any holders of shares of any series of Preferred Stock are entitled to vote together with the holders of Common Stock, as one class with such holders of such series of Preferred Stock).

3.          Without limiting the restrictions in Sections 3.2 and 3.4 of the Third Amended and Restated Stockholders Agreement (as hereinafter defined), (i) the Class B Common Stock held by an A/N Party will not have voting rights on any matter to the extent that any A/N Party, or any group including one or more A/N Parties, has Beneficial Ownership (as hereinafter defined) of more than 49.5% of the outstanding Class A Common Stock as of the date of record in respect of such matter and (ii) the Class C Common Stock held by a Cox Party will not have voting rights on any matter to the extent that any Cox Party, or any group including one or more Cox Parties, has Beneficial Ownership of more than 49.5% of the outstanding Class A Common Stock as of the date of record in respect of such matter.

4.          Each Cox Party and each A/N Party (except with respect to any Excluded Matter (as hereinafter defined) with respect to such Investor Party (as hereinafter defined)) shall vote, and exercise rights to consent with respect to, all Voting Securities (as hereinafter defined) Beneficially Owned by such Cox Party or A/N Party, as applicable, or over which such Cox Party or A/N Party, as applicable, otherwise has voting discretion or control, in each case, with respect to which such Cox Party’s or A/N Party’s Voting Interest, as applicable, that is in excess of the applicable Investor Party’s Voting Cap (as hereinafter defined) in the same proportion as all other votes cast with respect to the applicable matter (such proportion determined without inclusion of the votes cast by (i) the A/N Parties or the Cox Parties, respectively (but only if A/N (as hereinafter defined) or Cox (as hereinafter defined), respectively, has the right to nominate one or more directors of the Corporation under the Third Amended and Restated Stockholders Agreement) or (ii) any other person or group (as such term is used in Sections 13(d) and 14(d) of the Exchange Act (as hereinafter defined)) that Beneficially Owns Voting Securities representing ten percent (10%) or more of the Total Voting Power (as hereinafter defined) (other than any such person or group that reports its holdings of Corporation securities on a statement on Schedule 13G filed with the SEC (as hereinafter defined) and is not required under Section 13(d) of the Exchange Act to file a statement on Schedule 13D with the SEC in respect thereof)).

C.    Dividends and Distributions; Splits; Options; Mergers; Liquidation; Preemptive Rights.

1.          Dividends and Distributions.

a.          Subject to the preferences applicable to any series of Preferred Stock outstanding at any time, the holders of shares of Common Stock shall be entitled to receive such dividends and other distributions in cash, property or shares of stock of the Corporation as may be declared thereon by the Board of Directors of the Corporation (the “Board of Directors”) from time to time out of the assets or funds of the Corporation legally available therefor; provided, however, that, subject to the provisions of this Clause C.1.a of this Article FOURTH, the Corporation shall not pay dividends or make distributions to any holders of any class of Common Stock unless simultaneously with such dividend or distribution, as the case may be, the Corporation makes the same dividend or distribution with respect to each outstanding share of Common Stock regardless of class.

b.          In the case of dividends or other distributions on Common Stock payable in Class A Common Stock, Class B Common Stock or Class C Common Stock, including without limitation distributions pursuant to stock splits or divisions of Class A Common Stock, Class B Common Stock or Class C Common Stock, only shares of Class A Common Stock shall be distributed with respect to Class A Common Stock, only shares of Class B Common Stock shall be distributed with respect to Class B Common Stock and only shares of Class C Common Stock shall be distributed with respect to Class C Common Stock.  In the case of any such dividend or distribution payable in shares of Class A Common Stock, Class B Common Stock or Class C Common Stock, each class of Common Stock shall receive a dividend or distribution in shares of its class of Common Stock and the number of shares of each class of Common Stock payable per share of such class of Common Stock shall be equal in number.

2.          Stock Splits.

The Corporation shall not in any manner subdivide (by any stock split, stock dividend, reclassification, recapitalization or otherwise) or combine (by reverse stock split, reclassification, recapitalization or otherwise) the outstanding shares of one class of Common Stock unless the outstanding shares of all classes of Common Stock shall be proportionately subdivided or combined.

3.          Options, Rights or Warrants.

The Corporation shall have the power to create and issue, whether or not in connection with the issue and sale of any shares of stock or other securities of the Corporation, options, exchange rights, warrants, convertible rights, and similar rights permitting the holders thereof to purchase from the Corporation any shares of its capital stock of any class or classes at the time authorized, such options, exchange rights, warrants, convertible rights and similar rights to have such terms and conditions, and to be evidenced by or in such instrument or instruments, consistent with the terms and provisions of this Certificate of Incorporation and as shall be approved by the Board of Directors.

4.          Mergers, Consolidation, Etc.

In the event that the Corporation shall enter into any consolidation, merger, combination or other transaction in which shares of Common Stock are exchanged for or converted into other stock or securities, cash and/or any other property, then, and in such event, the shares of each class of Common Stock shall be exchanged for or converted into the same kind and amount of stock, securities, cash and/or any other property, as the case may be, into which or for which each share of any other class of Common Stock is exchanged or converted; provided, however, that, if shares of Common Stock are exchanged for or converted into shares of capital stock, such shares received upon such exchange or conversion may differ, but only in a manner substantially similar to the manner in which Class A Common Stock, Class B Common Stock and Class C Common Stock differ, and, in any event, and without limitation, the voting rights and obligations of the holders of Class B Common Stock and the holders of Class C Common Stock and the other relative rights and treatment accorded to the Class A Common Stock, Class B Common Stock and Class C Common Stock in Clause B and this Clause C of this Article FOURTH shall be preserved.  To the fullest extent permitted by law, any construction, calculation or interpretation made by the Board of Directors in determining the application of the provisions of this Clause C.4 of this Article FOURTH in good faith shall be conclusive and binding on the Corporation and its stockholders.

5.          Liquidation Rights.

In the event of any dissolution, liquidation or winding-up of the affairs of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the Corporation and after making provision for the holders of any series of Preferred Stock entitled thereto, the remaining assets and funds of the Corporation, if any, shall be divided among and paid ratably to the holders of the shares of Class A Common Stock, Class B Common Stock and Class C Common Stock treated as a single class.

6.          No Preemptive Rights.

The holders of shares of Common Stock are not entitled to any preemptive right under this Certificate of Incorporation to subscribe for, purchase or receive any part of any new or additional issue of stock of any class, whether now or hereafter authorized, or of bonds, debentures or other securities convertible into or exchangeable for stock; provided that the foregoing shall not be deemed to override any contractual preemptive right that an Investor Party may be entitled to pursuant to the provisions of the Third Amended and Restated Stockholders Agreement.

D.   Preferred Stock.

Subject to the provisions of this Certificate of Incorporation, including Article FIFTH, the Board of Directors is hereby expressly granted authority from time to time to issue Preferred Stock in one or more series and with respect to any such series, subject to the terms and conditions of this Certificate of Incorporation, to fix by resolution or resolutions the numbers of shares, designations, powers, preferences and relative, participating, optional or other special rights of such series and any qualifications, limitations or restrictions thereof, including, but without limiting the generality of the foregoing, the following:

1.          entitling the holders thereof to cumulative, non-cumulative or partially cumulative dividends, or to no dividends;

2.          entitling the holders thereof to receive dividends payable on a parity with, junior to, or in preference to, the dividends payable on any other class or series of capital stock of the Corporation;

3.          entitling the holders thereof to rights upon the voluntary or involuntary liquidation, dissolution or winding up of, or upon any other distribution of the assets of, the Corporation, on a parity with, junior to or in preference to, the rights of any other class or series of capital stock of the Corporation;

4.          providing for the conversion or exchange, at the option of the holder or of the Corporation or both, or upon the happening of a specified event, of the shares of Preferred Stock into shares of any other class or classes or series of capital stock of the Corporation or of any series of the same or any other class or classes, including provision for adjustment of the conversion or exchange rate in such events as the Board of Directors shall determine, or providing for no conversion;

5.          providing for the redemption, in whole or in part, of the shares of Preferred Stock at the option of the Corporation or the holder thereof, or upon the happening of a specified event, in cash, bonds or other property, at such price or prices (which amount may vary under different conditions and at different redemption dates), within such period or periods, and under such conditions as the Board of Directors shall so provide, including provisions for the creation of a sinking fund for the redemption thereof, or providing for no redemption;

6.          providing for voting rights or having limited voting rights or enjoying general, special or multiple voting rights; and

7.          specifying the number of shares constituting that series and the distinctive designation of that series.

A Certificate of Designations designating the Series A Cumulative Redeemable Preferred Stock, and setting forth the powers, designations, preferences and relative, participating, optional or other rights, and the qualifications, limitations or restrictions of, the Series A Cumulative Redeemable Preferred Stock, is attached hereto as Exhibit A.

ARTICLE FIFTH
BOARD OF DIRECTORS

A.   Size of the Board of Directors.

The number of directors which shall constitute the whole Board of Directors shall be fixed at thirteen (13).

B.   Investor Nominees.

1.          In connection with each annual or special meeting of stockholders of the Corporation at which directors are to be elected (each such annual or special meeting, an “Election Meeting”), each Investor Party shall have the right to designate for nomination (it being understood that such nomination may include any nomination of any incumbent Investor Director (as hereinafter defined) (or a Replacement (as defined in the Third Amended and Restated Stockholders Agreement)) by the Board of Directors (upon the recommendation of the Nominating and Corporate Governance Committee of the Board of Directors) a number of Investor Designees (as defined in the Third Amended and Restated Stockholders Agreement) as follows, in each case subject to Section 2.8(a) of, and the other limitations set forth in, the Third Amended and Restated Stockholders Agreement:

a.          three (3) Investor Designees, if such Investor Party’s Equity Interest (as hereinafter defined) or Voting Interest (as hereinafter defined) is greater than or equal to 20%;

b.          two (2) Investor Designees, if such Investor Party’s Equity Interest and Voting Interest are both less than 20% but such Investor Party’s Equity Interest or Voting Interest is greater than or equal to 11%;

c.          one (1) Investor Designee, if such Investor Party’s Equity Interest and Voting Interest are both less than 11% but such Investor Party’s Equity Interest or Voting Interest is greater than or equal to 5%, or, in the case of Cox, Cox’s Equity Interest is greater than or equal to 25% of the Equity Interest owned by Cox and its Affiliates immediately after, and giving effect to, the Closing; and

d.          no Investor Designees, if the Investor Party’s Equity Interest and Voting Interest are both less than 5% and, in the case of Cox, Cox’s Equity Interest is less than 25% of the Equity Interest owned by Cox and its Affiliates immediately after, and giving effect to, the Closing; provided, that notwithstanding the foregoing, A/N shall be entitled to designate two (2) Investor Designees if A/N owns an Equity Interest or Voting Interest of less than 20% but greater than or equal to 9%.

C.   Board Action.

1.          Any action of the Board of Directors other than those described in Clauses C.2, C.3, and C.4 of this Article FIFTH below shall require the approval of the majority of the members of the full Board of Directors.

2.          For so long as Cox has a Voting Interest or Equity Interest equal to or greater than 20%, subject to the following Clause C.3 of this Article FIFTH, any Change of Control (as hereinafter defined) shall require the approval of (1) a majority of the full Board of Directors and (2) a majority of the Unaffiliated Directors (as hereinafter defined).

3.          Any transaction involving either A/N and/or Cox (or any of their respective Affiliates (as hereinafter defined) or Associates (as hereinafter defined) and the Corporation, other than a Preemptive Shares Purchase (as defined in the Third Amended and Restated Stockholders Agreement), the exercise by the Corporation of its right to offer to purchase Charter Holdings Preferred Units in connection with a potential Transfer (as defined in the LLC Agreement) thereof on the terms set forth in the LLC Agreement or any equity repurchases or redemptions permitted in accordance with the Third Amended and Restated Stockholders Agreement, the LLC Agreement, the Cox Letter Agreement and the Existing A/N Letter Agreement, as applicable, or any transaction in which A/N and/or Cox (or any of their respective Affiliates or Associates) will be treated differently from the holders of Class A Common Stock or Class C Common Stock, in the case of A/N, or the holders of Class A Common Stock or Class B Common Stock, in the case of Cox, shall require the approval of (1) a majority of the Unaffiliated Directors plus (2) a majority of the directors of the Corporation designated by the Investor Party without such a conflicting interest (provided, that the approval requirement referred to in this sub-clause (2) shall not apply to ordinary course programming, distribution and other commercial agreements and related ancillary agreements (for example, advertising and promotions) entered into on an arm’s length basis).

4.          Any amendment to this Certificate of Incorporation, including the filing of a Certificate of Designations relating to the issuance of any series of Preferred Stock, shall require the approval of (1) a majority of the members of the full Board of Directors and (2) a majority of the Unaffiliated Directors.

5.          Decisions of the Unaffiliated Directors shall exclude any who are not Independent (as hereinafter defined) of the Corporation, Cox and A/N.

6.          Any decision with respect to a shareholders rights plan (as such term is commonly understood in connection with corporate transactions) (a “Rights Plan”), including whether to implement a Rights Plan, shall (subject to Section 3.6 of the Third Amended and Restated Stockholders Agreement) be made by a majority of the Unaffiliated Directors.

D.   Vacancies.

Subject to the applicable provisions of Section 2.2 of the Third Amended and Restated Stockholders Agreement, any vacancy on the Board of Directors resulting from death, resignation, disqualification, removal from office or other cause, and newly created directorships resulting from any increase in the authorized number of directors, may be filled only by a majority vote of the directors remaining in office, other than any directors elected or appointed by any class or series of Preferred Stock, voting as a separate class, even if less than a quorum, and in the event that there is only one director remaining in office, by such sole remaining director.

E.    Removal.

Any director of the Corporation may be removed from office with or without cause by the affirmative vote of a majority of the voting power of the outstanding shares of Common Stock (and any series of Preferred Stock then entitled to vote generally in an election of directors), voting together as a single class. In the event that any director so removed was an Investor Designee and the applicable Investor Party continues to have the right to nominate a Replacement for the vacancies created by the removal, each such vacancy shall be filled in accordance with the provisions of the Third Amended and Restated Stockholders Agreement.

F.    Election by Written Ballot Not Required.

Unless and except to the extent that the Bylaws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

ARTICLE SIXTH
BYLAWS

The Board of Directors may from time to time adopt, make, amend, supplement or repeal the Bylaws, except as provided in this Certificate of Incorporation, the Bylaws or Section 7.1 of the Third Amended and Restated Stockholders Agreement.

ARTICLE SEVENTH
DIRECTOR EXCULPATION

No director of the Corporation shall have any personal liability to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or hereafter may be amended.  No amendment, alteration or repeal of this Article SEVENTH shall eliminate or reduce the effect thereof in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article SEVENTH would accrue or arise, prior to such amendment, alteration or repeal.

ARTICLE EIGHTH
OFFICER EXCULPATION

No officer of the Corporation shall have any personal liability to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as an officer, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or hereafter may be amended. No amendment, alteration or repeal of this Article EIGHTH shall eliminate or reduce the effect thereof in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article EIGHTH would accrue or arise, prior to such amendment, alteration or repeal.

ARTICLE NINTH
AMENDMENT, ETC.

Subject to Clause C.4 of Article FIFTH, the Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter authorized by the laws of the State of Delaware.  All rights, preferences and privileges herein conferred are granted subject to this reservation.  For the avoidance of doubt, the Corporation elects to be governed by Section 242(d) of the DGCL.

ARTICLE TENTH
FORUM

Unless the Corporation consents in writing to the selection of an alternative forum (an “Alternative Forum Consent”), the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by any director or officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (c) any action asserting a claim against the Corporation or any director or officer or other employee of the Corporation arising pursuant to any provision of the DGCL or this Certificate of Incorporation or the Bylaws (as either may be amended from time to time), or (d) any action asserting a claim against the Corporation or any director or officer or other employee of the Corporation governed by the internal affairs doctrine shall be a state court located within the State of Delaware (or, if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware) in all cases to the fullest extent permitted by law and subject to the court’s having personal jurisdiction over the indispensable parties named as defendants.  The existence of any prior Alternative Forum Consent shall not act as a waiver of the Corporation’s ongoing consent right as set forth above in this Article TENTH with respect to any current or future action or claim.

ARTICLE ELEVENTH
CERTAIN DEFINITIONS

For purposes of this Certificate of Incorporation, the following definitions shall apply:

A.    “Affiliate” of a Person has the meaning set forth in Rule 12b-2 under the Exchange Act, and “Affiliated” shall have a correlative meaning; provided that (i) the Corporation and Cox and their respective Affiliates shall not be deemed to be Affiliates of A/N; (ii) the Corporation and A/N and their respective Affiliates shall not be deemed to be Affiliates of Cox; and (iii) Cox and A/N and their respective Affiliates shall not be deemed to be Affiliates of the Corporation or Charter Holdings.  For purposes of this definition, the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

B.   “A/N” means Advance/Newhouse Partnership, a New York general partnership.

C.    “A/N Director” means a director of the Corporation designated for nomination by A/N pursuant to Clause B of Article FIFTH of this Certificate of Incorporation and Section 2.2(a) of the Third Amended and Restated Stockholders Agreement or any other director of the Corporation designated for nomination by A/N and elected or appointed pursuant to the provisions of Section 2.2 of the Third Amended and Restated Stockholders Agreement.

D.   “A/N Parties” or “A/N Party” have the respective meanings set forth in the Third Amended and Restated Stockholders Agreement.

E.    “Associate” of a person has the meaning set forth in Rule 12b-2 under the Exchange Act, and “Associated” shall have a correlative meaning; provided that (i) the Corporation and Cox and their respective Associates shall not be deemed to be Associates of A/N, (ii) the Corporation and A/N and their respective Associates shall not be deemed to be Associates of Cox and (iii) Cox and A/N and their respective Associates shall not be deemed to be Associates of the Corporation.

F.    “Beneficially Own” with respect to any securities means having “beneficial ownership” of such securities (as determined pursuant to Rule 13d-3 under the Exchange Act without limitation by the sixty (60)-day provision in paragraph (d)(1)(i) thereof), and the terms “Beneficial Ownership” and “Beneficial Owner” shall have correlative meanings.  Without limiting Section 3.4 of the Third Amended and Restated Stockholders Agreement, any Beneficial Ownership by a person that is jointly owned by A/N and Cox shall be considered Beneficial Ownership by each such owner to the extent of such owner’s equity ownership in such jointly owned person.

G.   “Cox” means Cox Enterprises, Inc., a Delaware corporation.

H.   “Cox Director” means a director of the Corporation designated for nomination by Cox pursuant to Clause B of Article FIFTH of this Certificate of Incorporation and Section 2.2(a) of the Third Amended and Restated Stockholders Agreement or any other director of the Corporation designated for nomination by Cox and elected or appointed pursuant to the provisions of Section 2.1(d) or Section 2.2 of the Third Amended and Restated Stockholders Agreement.

I.     “Cox Letter Agreement” has the meanings set forth in the Third Amended and Restated Stockholders Agreement.

J.     “Cox Parties” or “Cox Party” have the meanings set forth in the Third Amended and Restated Stockholders Agreement.

K.   “Change of Control” means a transaction or series of related transactions which would result in (i) the then-existing stockholders of the Corporation (on an as-converted or as-exchanged basis) prior to the transaction, or prior to the first transaction if a series of related transactions, no longer having, directly or indirectly, a Voting Interest of 50% or more of the Corporation or any successor company or (ii) any change in the composition of the Board of Directors resulting in the persons constituting the Board of Directors prior to the transaction, or prior to the first transaction if a series of related transactions, ceasing to constitute a majority of the Board of Directors or any successor board of directors (or comparable governing body).

L.    “Closing” has the meaning set forth in the Transaction Agreement.

M.   “Charter Holdings” means Charter Communications Holdings, LLC, a Delaware limited liability company.

N.   “Charter Holdings Class B Common Units”  means the Class B Common Units of Charter Holdings.

O.   “Charter Holdings Class C Common Units”  means the Class C Common Units of Charter Holdings.

P.    “Charter Holdings Common Units”  means the Common Units of Charter Holdings.

Q.    “Charter Holdings Preferred Units” means the Preferred Units of Charter Holdings.

R.   “Charter Holdings Units” means the Charter Holdings Common Units, the Charter Holdings Class B Common Units, the Charter Holdings Class C Common Units and the Charter Holdings Preferred Units.

S.    “Transaction Agreement” means the Transaction Agreement, dated and as in effect as of May 16, 2025, by and among Charter Communications, Inc., Cox and Charter Holdings.

T.    “Equity Interest” means, with respect to either Investor Party, as of any date of determination, the percentage represented by the quotient of, without duplication, (i) the number of shares of Class A Common Stock owned (whether of record or book-entry through a brokerage account held in the name of such Investor Party or its Affiliates) by such Investor Party or its Affiliates and that would be owned (whether of record or book-entry through a brokerage account held in the name of such Investor Party or its Affiliates) by such person on a Fully Exchanged Basis divided by (ii) the number of shares of Class A Common Stock that would be outstanding on a Fully Exchanged Basis and fully diluted basis.

U.    “Equity Securities” means any equity securities of the Corporation or securities convertible into or exercisable or exchangeable for equity securities of the Corporation.

V.    “Exchange Act” means the Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder.

W.   “Exchange Agreement” has the meaning set forth in the Transaction Agreement.

X.    “Excluded Matter” includes each of the following: (i) any vote of the Corporation’s stockholders on a Change of Control or a sale of all or substantially all of the Corporation’s assets; (ii) any vote of the Corporation’s stockholders to approve any bankruptcy plan or pre-arranged financial restructuring with the creditors of the Corporation or of Charter Holdings; (iii) any vote of the Corporation’s stockholders to approve the creation of a new class of shares of the Corporation or a new class of units of Charter Holdings; (iv) with respect to each Investor Party, any vote of the Corporation’s stockholders to approve any matter not in the ordinary course and relating to a transaction involving the other Investor Party or any of its Affiliates; (v) with respect to an A/N Party, any vote of the Corporation’s stockholders in respect of any resolution that would in any way diminish the voting power of the Class B Common Stock compared to the voting power of the Class A Common Stock or the Class C Common Stock; and (vi) with respect to a Cox Party, any vote of the Corporation’s stockholders in respect of any resolution that would in any way diminish the voting power of the Class C Common Stock compared to the voting power of the Class A Common Stock or the Class B Common Stock.

Y.    “Existing A/N Letter Agreement” has the meanings set forth in the Third Amended and Restated Stockholders Agreement.

Z.   “Fully Exchanged Basis” means assuming that all Charter Holdings Class B Common Units and Charter Holdings Class C Common Units were exchanged into shares of Class A Common Stock, and all Charter Holdings Preferred Units were converted into Charter Holdings Class C Common Units and subsequently exchanged into shares of Class A Common Stock, in each case in accordance with the terms of this Certificate of Incorporation, the LLC Agreement and the Exchange Agreement, such that the Corporation was the sole holder of Charter Holdings Units.

AA.             “Independent” means, with respect to any person, independent within the meaning of SEC and stock exchange rules and under the applicable person’s corporate governance guidelines, and with no material affiliation or other material business, professional or investment relationship with the A/N Parties or the Cox Parties other than by virtue of his or her relationship with Charter Communications, Inc.

BB.              “Investor Director” means any of the A/N Directors or the Cox Directors, as applicable; and “Investor Directors” means all of the A/N Directors and Cox Directors, collectively.

CC.              “Investor Party” means either of A/N or Cox, as applicable; and “Investor Parties” means A/N and Cox, collectively.

DD.             “LLC Agreement” has the meaning set forth in the Transaction Agreement.

EE.               “person” shall mean any natural person, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, foundation, unincorporated organization or government or other agency or political subdivision thereof.

FF.               “SEC” means the U.S. Securities and Exchange Commission.

GG.              “Third Amended and Restated Stockholders Agreement” means the Third Amended and Restated Stockholders Agreement, dated as of August 19, 2026 (without giving effect to any amendments after August 19. 2026), by and among Charter Communications, Inc., Cox and A/N.

HH.              “Total Voting Power” means the total number of votes that may be cast generally in the election of directors of the Corporation if all outstanding Voting Securities were present and voted at a meeting held for such purpose (provided that this calculation shall take into account the number of votes represented by the shares of Class B Common Stock and shares of Class C Common Stock outstanding).

II.                “Unaffiliated Director” means a member of the Board of Directors who is not an Investor Director.

JJ.                “Voting Cap” means (i) in the case of Cox, 30%; and (ii) in the case of A/N, 15%.

KK.             “Voting Interest” means, with respect to any person, as of any date of determination, the percentage equal to the quotient of (a) the total number of votes that may be cast generally in the election of directors of the Corporation by such person and its Affiliates at a meeting held for such purpose (provided that with respect to determining the Voting Interest of A/N and Cox, the calculation pursuant to this clause (a) shall take into account the number of votes represented by the shares of Class B Common Stock and the shares of Class C Common Stock, respectively, outstanding) divided by (b) the Total Voting Power.

LL.              “Voting Securities” means the shares of Class A Common Stock, shares of Class B Common Stock and shares of Class C Common Stock, and any securities of the Corporation entitled to vote generally for the election of directors of the Corporation.

[Remainder of this Page Intentionally Left Blank]

IN WITNESS WHEREOF, this Second Amended and Restated Certificate of Incorporation, which restates, integrates and further amends the provisions of the Amended and Restated Certificate of Incorporation, as amended, and which was duly made, executed and acknowledged in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware, has been signed on August 19, 2026.

CHARTER COMMUNICATIONS, INC.

By:	/s/ Jessica M. Fischer
Name: Jessica M. Fischer
Title: Chief Financial Officer

Exhibit A

CERTIFICATE OF DESIGNATIONS OF
SERIES A CUMULATIVE REDEEMABLE PREFERRED STOCK OF
CHARTER COMMUNICATIONS, INC.

Charter Communications, Inc., a Delaware corporation (the “Corporation”), does hereby certify that the following resolution was duly adopted by the Board of Directors of the Corporation under authority conferred upon the Board of Directors by the provisions of the Amended and Restated Certificate of Incorporation of the Corporation, as amended:

“RESOLVED, that pursuant to the authority set forth in Article Fourth, Section D of the Amended and Restated Certificate of Incorporation of Charter Communications, Inc. (the “Corporation”), as amended, the board of directors of the Corporation hereby designates 7,300,000 shares of the authorized and unissued preferred stock, par value $0.001 per share, of the Corporation as “Series A Cumulative Redeemable Preferred Stock” (the “Series A Preferred Stock”), with such Series A Preferred Stock having the following powers, designations, preferences and relative, participating, optional or other rights, and qualifications, limitations or restrictions:

1.            Certain Definitions.  For purposes of this Certificate of Designations, the following terms shall have the meanings ascribed below:

“Amended and Restated Certificate” shall mean the Amended and Restated Certificate of Incorporation of the Corporation, as amended from time to time.

“Board of Directors” or “Board” shall mean the Board of Directors of the Corporation and, unless the context indicates otherwise, shall also mean, to the extent permitted by law, any committee thereof authorized, with respect to any particular matter, to exercise the power of the Board of Directors of the Corporation with respect to such matter.

“Business Day” shall mean any weekday that is not a day on which banking institutions in New York, New York are authorized or required by law, regulation or executive order to be closed.

“Capital Stock” shall mean any and all shares of capital stock of the Corporation.

“Class A Common Stock” shall mean the Class A common stock, par value $0.001 per share, of the Corporation.

“Class B Common Stock” shall mean the Class B common stock, par value $0.001 per share, of the Corporation.

“Common Stock” shall mean the common stock, par value $0.001 per share, of the Corporation (including the Class A Common Stock and the Class B Common Stock).

“Corporation” shall mean Charter Communications, Inc.

“Debt Instrument” shall mean any note, bond, debenture, indenture, guarantee or other instrument or agreement evidencing any Indebtedness, whether existing at the effective time of this Certificate of Designations or thereafter created, incurred, assumed or guaranteed.

“Dividend Accrual Commencement Date” shall mean the LBRD Dividend Payment Date immediately preceding the LBRD Merger Effective Time; provided, however, that in the event that the board of directors of LBRD shall have declared a dividend payable on the LBRD Series A Preferred Stock in accordance with Section 2 of the LBRD Certificate of Designations and the LBRD Dividend Payment Date therefor (the “Pending Dividend Payment Date”) shall not have occurred prior to the LBRD Merger Effective Time and the record date therefor shall have occurred prior to the LBRD Merger Effective Time, then the Dividend Accrual Commencement Date shall mean the Pending Dividend Payment Date.  The date that is the Dividend Accrual Commencement Date shall be filed with the books and records of the Corporation and will be furnished by the Corporation, on request and without cost, to any stockholder of the Corporation.

“Dividend Payment Date” shall mean January 15, April 15, July 15 and October 15 of each year, commencing on the first such date following the Dividend Accrual Commencement Date.

“Dividend Period” shall mean the period from and including the Dividend Accrual Commencement Date to (but not including) the first Dividend Payment Date and each three (3) month period from and including the Dividend Payment Date for the preceding Dividend Period to (but not including) the Dividend Payment Date for such Dividend Period.

“Dividend Rate” shall mean the dividend rate accruing on the Series A Preferred Stock, as applicable from time to time pursuant to this Certificate of Designations.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Indebtedness” shall mean (i) any liability, contingent or otherwise, of the Corporation or any Subsidiary (x) for borrowed money (whether or not the recourse of the lender is to the whole of the assets of the Corporation or any Subsidiary or only to a portion thereof), (y) evidenced by a note, debenture or similar instrument (including a purchase money obligation) given other than in connection with the acquisition of inventory or similar property in the ordinary course of business, or (z) for the payment of money relating to indebtedness represented by obligations under a lease that is required to be capitalized for financial accounting purposes in accordance with generally accepted accounting principles; (ii) any liability of others described in the preceding clause (i) which the Corporation or any Subsidiary has guaranteed or which is otherwise its legal liability; (iii) any obligations secured by any mortgage, pledge, lien, encumbrance, charge or adverse claim affecting title or resulting in an encumbrance against any real or personal property, or a security interest of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction) to which the property or assets of the Corporation or any Subsidiary are subject whether or not the obligations secured thereby shall have been assumed by or shall otherwise be the Corporation’s or any Subsidiary’s legal liability; and (iv) any amendment, renewal, extension or refunding of any liability of the types referred to in clause (i), (ii) or (iii) above.

“Junior Stock” shall mean the Common Stock and any other class or series of Capital Stock now existing, or authorized after, the effective time of this Certificate of Designations, other than the Series A Preferred Stock, any class or series of Parity Stock, and any class or series of Senior Stock.

“LBRD” shall mean Liberty Broadband Corporation, a corporation incorporated in the State of Delaware on June 26, 2014 (which, for the avoidance of doubt, will be merged with and into Fusion Merger Sub 1, LLC, a Delaware limited liability company, pursuant to the LBRD Merger Agreement).

“LBRD Certificate of Designations” shall mean the Certificate of Designations of LBRD in respect of the LBRD Series A Preferred Stock filed with the Secretary of State of the State of Delaware on December 18, 2020.

“LBRD Dividend Payment Date” shall mean any Dividend Payment Date (as defined, for purposes of this definition, in the LBRD Certificate of Designations) in respect of the LBRD Series A Preferred Stock.

“LBRD Merger” shall mean the merger of Fusion Merger Sub 2, Inc., a Delaware corporation, with and into LBRD pursuant to the LBRD Merger Agreement.

“LBRD Merger Agreement” shall mean that certain Agreement and Plan of Merger made and entered into as of November 12, 2024, by and among the Corporation and LBRD (among others), as may be amended from time to time.

“LBRD Merger Effective Time” shall mean the effective time of the Certificate of Merger filed with the Secretary of State of the State of Delaware in connection with the LBRD Merger.

“LBRD Series A Preferred Stock” shall mean the Series A Cumulative Redeemable Preferred Stock of LBRD authorized by the LBRD Certificate of Designations.

“LBRD Unpaid Dividends” shall mean dividends accrued and unpaid on a share of LBRD Series A Preferred Stock prior to and as of the Dividend Accrual Commencement Date that, in accordance with the provisions of the LBRD Certificate of Designations, have been added to the “Liquidation Price” (as defined, for purposes of this definition, in the LBRD Certificate of Designations) of a share of the LBRD Series A Preferred Stock, and which remained unpaid and a part of the “Liquidation Price” as of the LBRD Merger Effective Time.

“Liquidation Price” measured per share of the Series A Preferred Stock as of any date of determination shall mean the sum of (i) $25, plus (ii) an amount equal to any unpaid dividends (whether or not declared) accrued with respect to such share which pursuant to Section 2(e) of this Certificate of Designations have been added to and then remain part of the Liquidation Price as of such date plus (iii) an amount equal to any LBRD Unpaid Dividends which remain part of the Liquidation Price as of such date.

“Parity Stock” shall mean any class or series of Capital Stock that expressly ranks on a parity basis with the Series A Preferred Stock as to the dividend rights, rights of redemption and rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

“Penalty Rate” shall mean the Stated Rate plus two percent (2.00%) per annum of the Liquidation Price of each share of Series A Preferred Stock.

“Person” shall mean any natural person, corporation, company, limited liability company, general or limited partnership, trust, estate, proprietorship, joint venture, association, organization or other entity.

“Publicly Traded” shall mean, with respect to shares of capital stock or other securities, that such shares or other securities are traded on a U.S. national securities exchange or U.S. national securities market or quoted on the over-the-counter market.

“Record Date” for the dividends payable on any Dividend Payment Date shall mean the date fifteen (15) days immediately preceding such Dividend Payment Date; provided, that if such date is not a Business Day, the record date shall be the next succeeding Business Day after such date.

“Redemption Date” as to all shares of Series A Preferred Stock shall mean (i) the Scheduled Redemption Date, and (ii) any date following the Scheduled Redemption Date on which shares of Series A Preferred Stock are redeemed pursuant to Section 4(b) of this Certificate of Designations.

“Redemption Price” shall mean the Liquidation Price plus all unpaid dividends (whether or not declared) accrued from the most recent Dividend Payment Date through the Redemption Date.

“Registrar” shall mean the Transfer Agent acting in its capacity as registrar for the Series A Preferred Stock, and its successors and assigns.

“Scheduled Redemption Date” shall mean the first (1st) Business Day following March 8, 2039.

“Senior Stock” shall mean any class or series of Capital Stock that expressly ranks senior to the Series A Preferred Stock and has preference or priority over the Series A Preferred Stock as to dividend rights, rights of redemption and rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

“Series A Dividend Amount” shall mean, for any Dividend Payment Date, the amount accrued and payable by the Corporation as a dividend per share of Series A Preferred Stock, as determined pursuant to Section 2(a) of this Certificate of Designations (and as such amount is subject to adjustment from time to time pursuant to Section 2(b) and 2(c) of this Certificate of Designations).

“Series A Preferred Stock” shall mean the Series A Cumulative Redeemable Preferred Stock of the Corporation.

“Stated Rate” shall mean seven percent (7.00%) per annum of the Liquidation Price of each share of Series A Preferred Stock.

“Subsidiary” shall mean any company or corporate entity for which a Person owns, directly or indirectly, an amount of the voting securities, other voting rights or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, more than 50% of the equity interests of such company or corporate entity).

“Transfer Agent” shall mean the Person acting as transfer agent, Registrar and paying agent for the Series A Preferred Stock, and its successors and assigns.

“Votes Per Share” shall mean one-third (1/3) of a vote, as such number may be adjusted pursuant to Section 6(c) of this Certificate of Designations.

“Voting Power” shall mean the aggregate voting power of the shares of Series A Preferred Stock outstanding as a percentage of the aggregate voting power of the outstanding shares of Common Stock, together with the shares of Series A Preferred Stock, which are entitled to vote on any matter on which the holders of the Common Stock and Series A Preferred Stock vote together as a single class.

2.           Dividends.

(a)       Subject to the prior preferences and other rights of any Senior Stock and the provisions of Section 2(g) of this Certificate of Designations, the holders of the Series A Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors, out of funds legally available therefor, preferential dividends that shall accrue and cumulate as provided herein.  Dividends on each share of Series A Preferred Stock shall accrue on a daily basis at the Dividend Rate of the Stated Rate from and including the Dividend Accrual Commencement Date (which, for the avoidance of doubt, may be prior to the effective time of this Certificate of Designations and prior to the time any shares of Series A Preferred Stock have been issued) to and including the date on which the Liquidation Price or Redemption Price of such share is paid pursuant to Section 3 or Section 4 of this Certificate of Designations, respectively, whether or not such dividends have been declared and whether or not there are any funds of the Corporation legally available for the payment of dividends, and such dividends shall be cumulative; provided, however, if on the Dividend Accrual Commencement Date a Dividend Default exists, then the Dividend Rate shall accrue in accordance with the terms and subject to the conditions of Section 2(b) below, as applicable.  Accrued dividends on the Series A Preferred Stock shall be payable, in accordance with the terms and conditions set forth in this Certificate of Designations, quarterly on each Dividend Payment Date, to the holders of record of the Series A Preferred Stock as of the close of business on the applicable Record Date; provided, however, if any such payment date is not a Business Day, then payment of any dividend otherwise payable on that date will be made on the next succeeding day that is a Business Day, without any interest or other payment in respect of such delay.  For purposes of determining the amount of dividends “accrued” (i) as of any date that is not a Dividend Payment Date, such amount shall be calculated on the basis of the foregoing rate per annum for actual days elapsed from the last preceding Dividend Payment Date (or in the event the first Dividend Payment Date has not yet occurred, the Dividend Accrual Commencement Date) to the date as of which such determination is to be made, based on a 365-day year, and (ii) as of any Dividend Payment Date, such amount shall be calculated on the basis of the foregoing rate per annum, based on a 360-day year of twelve 30-day months.

(b)     If the Corporation fails to pay cash dividends on the Series A Preferred Stock in full for any four (4) consecutive or non-consecutive Dividend Periods, including, without limitation, any failure to pay as a result of Section 2(d) of this Certificate of Designations (a “Dividend Default”), then:

(i)        the Dividend Rate shall increase to the Penalty Rate, commencing on the first day after the Dividend Payment Date on which a Dividend Default occurs and for each subsequent Dividend Period thereafter; provided, however, that the Dividend Rate will revert to the Stated Rate at such time as the Corporation has paid all LBRD Unpaid Dividends (if any) and all accrued and unpaid dividends (whether or not declared) which pursuant to Section 2(e) of this Certificate of Designations have been added to and then remain part of the Liquidation Price as of such date; and

(ii)       when the Dividend Default is cured and the Dividend Rate reverts to the Stated Rate, each subsequent Dividend Default shall not occur until the Corporation has an additional four (4) failures to pay cash dividends on the Series A Preferred Stock, whether consecutive or non-consecutive after the prior Dividend Default has been cured.

For purposes of determining whether the first instance of a Dividend Default (if any) has occurred after the effective time of this Certificate of Designations (but not for any subsequent Dividend Default), any failure to pay cash dividends by LBRD on shares of the LBRD Series A Preferred Stock pursuant to the LBRD Certificate of Designations on any LBRD Dividend Payment Date shall be considered to have been a failure to pay cash dividends on the Series A Preferred Stock on a Dividend Payment Date pursuant to this Certificate of Designations until such time as any LBRD Unpaid Dividends no longer remain part of the Liquidation Price when repaid in accordance with this Section 2 of this Certificate of Designations.

(c)        If at any time or from time to time the Series A Preferred Stock fails to be Publicly Traded for ninety (90) consecutive days or longer (a “Listing Default”), then the Dividend Rate shall increase to the Penalty Rate, commencing on the day after the Listing Default and continuing until such time as the Corporation has cured the Listing Default by again causing the Series A Preferred Stock to be Publicly Traded, at which time the Dividend Rate shall revert to the Stated Rate.

(d)       If, on any Dividend Payment Date, the Corporation, pursuant to applicable law or the terms of any Debt Instrument or Senior Stock, shall not have funds legally available to pay or otherwise be prohibited or restricted from paying to the holders of the Series A Preferred Stock the full Series A Dividend Amount to which such holders are entitled and to the holders of any Parity Stock then entitled to receive payment of a dividend the full amount to which such holders are entitled, the amount available for such payment pursuant to applicable law and which is not restricted or prohibited by the terms of any Debt Instrument or Senior Stock shall be distributed, when and as declared by the Board of Directors, among the holders of the Series A Preferred Stock and any Parity Stock to which dividends are then owed ratably in proportion to the full amounts to which they would otherwise be entitled.

(e)       To the extent the Series A Dividend Amount is not paid in full on a Dividend Payment Date for any reason, all dividends (whether or not declared) that have accrued on a share of Series A Preferred Stock during the Dividend Period ending on such Dividend Payment Date and which are unpaid will be added to the Liquidation Price (as provided in the definition thereof) of such share and will remain a part thereof until such dividends are paid, together with all dividends that have accrued to the date of such payment with respect to that portion of the Liquidation Price which consists of such accrued and unpaid dividends.  Such accrued and unpaid dividends, together with any LBRD Unpaid Dividends, and, collectively, with all unpaid dividends accrued thereon, may be declared and paid at any time (subject to the concurrent satisfaction of any dividend arrearages then existing with respect to any Parity Stock), without reference to any regular Dividend Payment Date, to holders of record as of the close of business on such date, not more than sixty (60) days preceding the payment date thereof, as may be fixed by the Board of Directors (the “Special Record Date”) and, to the extent LBRD Unpaid Dividends are so paid, they will no longer be a part of the Liquidation Price.

(f)       Notice of each Special Record Date shall be mailed, first class, postage prepaid, to the holders of record of the Series A Preferred Stock at their respective addresses as the same appear on the books of the Corporation (which may include the records of the Transfer Agent) or are supplied by them in writing to the Corporation for the purpose of such notice.

(g)       So long as any shares of Series A Preferred Stock shall be outstanding, the Corporation shall not declare or pay any dividend whatsoever with respect to any Junior Stock or any Parity Stock, whether in cash, property or otherwise, nor shall the Corporation declare or make any distribution on any Junior Stock or any Parity Stock, or set aside any cash or property for any such purposes, nor shall any Junior Stock or Parity Stock be purchased, redeemed or otherwise acquired by the Corporation or any of its Subsidiaries, nor shall any monies be paid, set aside for payment or made available for a sinking fund for the purchase or redemption of any Junior Stock or Parity Stock, unless and until (i) all dividends to which the holders of the Series A Preferred Stock shall have been entitled for all current and all previous Dividend Periods, and all LBRD Unpaid Dividends, shall have been paid or declared and the consideration sufficient for the payment thereof set aside so as to be available for the payment thereof and (ii) the Corporation shall have paid, in full, or set aside the consideration sufficient for the payment thereof, all redemption payments with respect to the Series A Preferred Stock that it is then obligated to pay; provided, however, that nothing contained in this Section 2(g) of this Certificate of Designations shall prevent (A) purchases, redemptions or other acquisitions of shares of Junior Stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants; (B) purchases of shares of Junior Stock pursuant to a contractually binding requirement to buy stock, including under a stock repurchase plan, provided that such contract or plan was entered into prior to the Corporation’s failure to pay dividends on the Series A Preferred Stock (or, in the case of LBRD Unpaid Dividends, prior to or on the date upon which LBRD failed to pay dividends on the LBRD Series A Preferred Stock pursuant to and in accordance with the LBRD Certificate of Designations); (C) exchanges or conversions of shares of any class or series of Junior Stock, or the securities of another company, for any other class or series of Junior Stock; (D) the purchase of fractional interests in shares of Junior Stock pursuant to the conversion or exchange provisions of such Junior Stock or the security being converted or exchanged; (E) the payment of any dividends in respect of Junior Stock where the dividend is in the form of the same stock as that on which the dividend is being paid; (F) distributions of Junior Stock or rights to purchase Junior Stock; (G) direct or indirect distributions of equity interests of a Subsidiary or other Person (whether by redemption, dividend, share distribution, merger or otherwise) to all or substantially all of the holders of one or more classes or series of Common Stock, on a pro rata basis with respect to each such class or series (other than with respect to the payment of cash in lieu of fractional shares), or such equity interests of such Subsidiary or other Person are available to be acquired by such holders of one more classes or series of Common Stock (including through any rights offering, exchange offer, exercise of subscription rights or other offer made available to such holders), on a pro rata basis with respect to each such class or series (other than with respect to the payment of cash in lieu of fractional shares), whether voluntary or involuntary; (H) stock splits, stock dividends or other distributions, reclassifications, recapitalizations; or (I) the declaration and payment of dividends ratably on the Series A Preferred Stock and each class or series of Parity Stock as to which dividends are payable or in arrears so that the amount of dividends declared and paid per share of the Series A Preferred Stock and per share of each class or series of such Parity Stock are in proportion to the respective total amounts of accrued and unpaid dividends with respect to the Series A Preferred Stock and any LBRD Unpaid Dividends, on the one hand, and all such classes and series of Parity Stock, on the other hand.

3.           Distributions Upon Liquidation, Dissolution or Winding Up.

Subject to the prior payment in full of the preferential amounts to which any Senior Stock is entitled, in the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of shares of the Series A Preferred Stock shall be entitled to receive from the assets of the Corporation available for distribution to the stockholders, before any payment or distribution shall be made to the holders of any Junior Stock, an amount in property or cash, as determined by the Board of Directors in good faith, or a combination thereof, per share, equal to the Liquidation Price plus all unpaid dividends (whether or not declared) accrued through the date of distribution of amounts payable to holders of Series A Preferred Stock in connection with such liquidation, dissolution or winding up of the Corporation since the immediately preceding Dividend Payment Date (or, if such date of distribution occurs prior to the first Dividend Payment Date, since the Dividend Accrual Commencement Date), which payment shall be made pari passu with any such payment made to the holders of any Parity Stock.  The holders of the Series A Preferred Stock shall be entitled to no other or further distribution of or participation in any remaining assets of the Corporation after receiving in full the amount set forth in the immediately preceding sentence.  If, upon distribution of the Corporation’s assets in liquidation, dissolution or winding up, the assets of the Corporation to be distributed among the holders of the Series A Preferred Stock and to all holders of any Parity Stock shall be insufficient to permit payment in full to such holders of the preferential amounts to which they are entitled, then the entire assets of the Corporation to be distributed to holders of the Series A Preferred Stock and such Parity Stock shall be distributed pro rata to such holders based upon the aggregate of the full preferential amounts to which the shares of Series A Preferred Stock and such Parity Stock would otherwise respectively be entitled.  Neither the consolidation or merger of the Corporation with or into any other corporation or corporations nor the sale, transfer or lease of all or substantially all the assets of the Corporation shall itself be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this Section 3 of this Certificate of Designations.  Notice of the liquidation, dissolution or winding up of the Corporation shall be mailed, first class mail, postage prepaid, not less than twenty (20) days prior to the date on which such liquidation, dissolution or winding up is expected to take place or become effective, to the holders of record of the Series A Preferred Stock at their respective addresses as the same appear on the books of the Corporation (which may include the records of the Transfer Agent) or are supplied by them in writing to the Corporation for the purpose of such notice.

4.           Mandatory Redemption.

(a)        Redemption.  On the Scheduled Redemption Date, the Corporation shall redeem all outstanding shares of Series A Preferred Stock out of funds legally available therefor at the Redemption Price per share, in cash.  For the avoidance of doubt, any shares of Series A Preferred Stock that remain outstanding after the Scheduled Redemption Date shall continue to accrue dividends in accordance with the provisions in Section 2 of this Certificate of Designations for so long as such shares remain outstanding.  The Corporation shall not redeem any shares of Series A Preferred Stock except as expressly authorized in this Section 4 of this Certificate of Designations.

(b)        Partial Redemption.  If on the Scheduled Redemption Date, the Corporation, pursuant to applicable law or the terms of any Debt Instrument or Senior Stock, shall not have funds legally available to redeem or otherwise be prohibited or restricted from redeeming all shares of Series A Preferred Stock, those funds that are legally available and not so restricted or prohibited will be used to redeem the maximum possible number of such shares of Series A Preferred Stock.  At any time and from time to time thereafter when additional funds of the Corporation are legally available and not so restricted for such purpose, such funds shall be used in their entirety to redeem the shares of Series A Preferred Stock that the Corporation failed to redeem on the Scheduled Redemption Date until the balance of such shares has been redeemed.  The shares of Series A Preferred Stock to be redeemed in accordance with this Section 4(b) shall be redeemed pro rata from among the holders of the outstanding shares of Series A Preferred Stock.

(c)        Notice of Redemption and Certificates.  The Corporation shall mail notice of such redemption to each holder (such notice, a “Notice of Redemption”) in accordance with Section 13 of this Certificate of Designations not later than twenty (20) days prior to the Redemption Date.  Such Notice of Redemption shall contain:  (A) the applicable Redemption Price, (B) the Redemption Date, (C) the instructions a holder must follow with respect to the redemption, including the method for surrendering the certificates for the shares of Series A Preferred Stock to be redeemed for payment of the Redemption Price and (D) any other matters required by law.  On or before the applicable Redemption Date, each holder of shares of Series A Preferred Stock to be redeemed on such Redemption Date, shall, if a holder of shares in certificated form, surrender the certificate or certificates representing such shares (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation, in the manner and at the place designated in the Notice of Redemption, and thereupon the Redemption Price for such shares shall be payable to the order of the Person whose name appears on such certificate or certificates as the owner thereof in accordance with the terms and conditions set forth in this Certificate of Designations.  In the event less than all of the shares of Series A Preferred Stock represented by a certificate are redeemed, a new certificate, instrument, or book entry representing the unredeemed shares of Series A Preferred Stock shall promptly be issued to such holder.

(d)       Deposit of Redemption Price.  If the Notice of Redemption shall have been mailed as provided in Section 4(c) of this Certificate of Designations, and if on or before the Redemption Date specified in such Notice of Redemption, the consideration necessary for such redemption shall have been set aside so as to be available therefor and only therefor, then on and after the close of business on the Redemption Date, the shares of Series A Preferred Stock called for redemption, notwithstanding that any certificate therefor shall not have been surrendered for cancellation, shall automatically be redeemed and no longer be deemed outstanding, and all rights with respect to such shares shall forthwith cease and terminate, except the right of the holders thereof to receive upon surrender of their certificates the consideration payable upon redemption thereof.

(e)        Status of Redeemed Shares.  Any shares of Series A Preferred Stock that are redeemed, purchased or otherwise acquired by the Corporation shall not be reissued as Series A Preferred Stock.

(f)        Certain Restrictions.  If and so long as the Corporation shall fail to redeem on the Scheduled Redemption Date all shares of Series A Preferred Stock required to be redeemed on such date, the Corporation shall not redeem, or discharge any sinking fund obligation with respect to, any Parity Stock or Junior Stock, and shall not purchase or otherwise acquire any shares of Series A Preferred Stock, Parity Stock or Junior Stock, unless and until all then outstanding shares of Series A Preferred Stock are redeemed pursuant to the terms hereof.  Nothing contained in this Section 4(f) of this Certificate of Designations shall prevent (i) the purchase or acquisition by the Corporation of shares of Series A Preferred Stock and Parity Stock pursuant to a purchase or exchange offer or offers made to holders of all outstanding shares of Series A Preferred Stock and Parity Stock, provided that (A) as to holders of all outstanding shares of Series A Preferred Stock, the terms of the purchase or exchange offer for all such shares are identical, (B) as to holders of all outstanding shares of a particular series or class of Parity Stock, the terms of the purchase or exchange offer for all such shares are identical, and (C) as among holders of all outstanding shares of Series A Preferred Stock and Parity Stock, the terms of each purchase or exchange offer or offers are substantially identical relative to the liquidation price of the shares of Series A Preferred Stock and each series or class of Parity Stock, (ii) the purchase or acquisition by the Corporation of shares of Series A Preferred Stock, Parity Stock or Junior Stock in exchange for (together with a cash adjustment for fractional shares, if any), or through the application of the proceeds of the sale of, shares of Junior Stock, or (iii) the redemption, purchase or other acquisition of Junior Stock solely in exchange for shares of Junior Stock.

5.           Protective Provisions.

(a)        In addition to any vote required by this Certificate of Designations, the Amended and Restated Certificate or by applicable law, for so long as any of the shares of Series A Preferred Stock shall remain outstanding, the Corporation shall not, without the written consent or affirmative vote of the holders of at least a majority of the then outstanding shares of Series A Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be), separately as a series:

(i)       amend, alter or repeal any provision of this Certificate of Designations, whether by merger, share exchange, consolidation or otherwise, in a manner that adversely affects the powers, preferences or rights of the Series A Preferred Stock set forth in the Amended and Restated Certificate (including this Certificate of Designations) (including, without limitation, any such amendment or alteration that would reduce the Liquidation Price or Dividend Rate of the Series A Preferred Stock), unless in each such case each share of Series A Preferred Stock (x) shall remain outstanding without a material and adverse change to the powers, or rights of the Series A Preferred Stock or (y) shall be converted into or exchanged for preferred stock of the surviving entity having powers, preferences and rights substantially identical to that of a share of Series A Preferred Stock (except for any changes to such powers, preferences or rights that do not materially and adversely affect the Series A Preferred Stock and, if permitted by law, the payment of cash in lieu of fractional shares); or

(ii)       authorize, create or issue, or increase the authorized or issued amount of, any class of Senior Stock or reclassify any of the authorized Capital Stock into such shares of Senior Stock, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares of Senior Stock.

(b)        If the Corporation shall propose to take action specified in Section 5(a)(i) hereof, then the Corporation shall give notice of such proposed amendment, alteration or repeal to each holder of record of the shares of Series A Preferred Stock appearing on the stock books of the Corporation (which may include the records of the Transfer Agent) as of the date of such notice at the address of said holder shown therein and shall cause to be filed with the Transfer Agent a copy of such notice.  Such notice shall specify the material terms of such amendment, alteration or repeal.  Such notice shall be given at least twenty (20) Business Days prior to the effective date of such amendment, alteration or repeal.  If at any time the Corporation shall abandon or cancel the proposed action for which notice has been given under this Section 5(b) of this Certificate of Designations prior to the effective date of such proposed action, the Corporation shall give prompt notice of such abandonment or cancellation to each holder of record of the shares of Series A Preferred Stock appearing on the stock books of the Corporation (which may include the records of the Transfer Agent) as of the date of such notice at the address of said holder shown therein.

(c)        In any merger or consolidation, which merger or consolidation by its terms provides for the payment of only cash to the holders of shares of Series A Preferred Stock, each holder of shares of Series A Preferred Stock shall be entitled to receive an amount equal to the Liquidation Price of the shares of Series A Preferred Stock held by such holder, plus an amount equal to the accrued and unpaid dividends (whether or not declared) on such shares since the immediately preceding Dividend Payment Date (or if the first Dividend Payment Date has not occurred, since the Dividend Accrual Commencement Date), in exchange for such shares of Series A Preferred Stock.

6.           Voting.

(a)        The shares of Series A Preferred Stock are hereby designated as a “Voting Security” for purposes of the Amended and Restated Certificate.  The holders of shares of Series A Preferred Stock shall be entitled to vote together as a class generally with the holders of the  Common Stock on all matters submitted to a vote of the holders of the Common Stock (together with the holders of any class or series of Senior Stock, Parity Stock or Junior Stock then entitled to vote together as a class with the holders of the Common Stock), except as required in this Certificate of Designations or by applicable law.  Each record holder of shares of Series A Preferred Stock shall be entitled to the Votes Per Share for each share of Series A Preferred Stock held by such holder as of the record date for determining stockholders entitled to vote in accordance with Delaware law.  The holders of Series A Preferred Stock shall be entitled to notice of any meeting of holders of the Common Stock in accordance with the Bylaws of the Corporation.

(b)       Each holder of Series A Preferred Stock will be entitled to the Votes Per Share on any matter on which holders of Series A Preferred Stock are entitled to vote separately as a class or series, whether at a meeting or by written consent.

(c)        In the event of any stock split, stock dividend or other distribution, reclassification, recapitalization or similar event affecting the Common Stock and the aggregate number of votes that may be cast by the holders of the Common Stock, voting together as a separate class or series (each such event, an “Adjustment Event”), the Votes Per Share shall be adjusted, to the nearest tenth of a vote per share of Series A Preferred Stock, from and after such Adjustment Event such that the Voting Power immediately prior to such Adjustment Event shall be substantially equivalent to the Voting Power immediately following such Adjustment Event.

7.           Preemptive Rights.

The holders of the Series A Preferred Stock will not have any preemptive right to subscribe for or purchase any Capital Stock or other securities which may be issued by the Corporation.

8.           Creation of Capital Stock.

Notwithstanding anything set forth in the Amended and Restated Certificate or this Certificate of Designations, except as provided in Section 5(a)(ii) hereof, the Board of Directors, or any duly authorized committee thereof, without the vote of the holders of the Series A Preferred Stock, may authorize and issue additional shares of Capital Stock.

9.           No Sinking Fund.

Shares of Series A Preferred Stock shall not be subject to or entitled to the operation of a retirement or sinking fund.

10.          Exclusion of Other Rights.

Except as may otherwise be required by law and except for the equitable rights and remedies that may otherwise be available to holders of Series A Preferred Stock, the shares of Series A Preferred Stock shall not have any powers, designations, preferences, or relative, participating, optional or other rights, other than those specifically set forth in this Certificate of Designations.

11.          Replacement Certificates.

If physical certificates representing shares of Series A Preferred Stock are issued, the Corporation shall replace any mutilated certificate at the holder’s expense upon surrender of that certificate to the Transfer Agent.  The Corporation shall replace certificates representing shares of Series A Preferred Stock that become destroyed, stolen or lost at the holder’s expense upon delivery to the Corporation and the Transfer Agent of satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be required by the Transfer Agent and the Corporation.

12.          Taxes.

(a)       Transfer Taxes.  The Corporation shall pay any and all stock transfer, documentary, stamp and similar taxes that may be payable in respect of any issuance or delivery of shares of Series A Preferred Stock or other securities issued on account of Series A Preferred Stock pursuant hereto or certificates representing such shares or securities.  The Corporation shall not, however, be required to pay any such tax that may be payable in respect of any transfer involved in the issuance or delivery of shares of Series A Preferred Stock or other securities in a name other than that in which the shares of Series A Preferred Stock with respect to which such shares or other securities are issued or delivered were registered, or in respect of any payment to any Person other than a payment to the registered holder thereof, and shall not be required to make any such issuance, delivery or payment unless and until the Person otherwise entitled to such issuance, delivery or payment has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid or is not payable.

(b)       Withholding.  All payments and distributions (or deemed distributions) on the shares of Series A Preferred Stock shall be subject to withholding and backup withholding of tax to the extent required by applicable law, and amounts withheld, if any, shall be treated as received by holders.

13.         Notices.

All notices referred to in this Certificate of Designations shall be in writing and, unless otherwise specified herein, all notices hereunder shall be deemed to have been given upon the earlier of (i) receipt thereof, (ii) three (3) Business Days after the mailing thereof if sent by registered or certified mail (unless first class mail shall be specifically permitted for such notice under the terms of this Certificate of Designations) with postage prepaid, or (iii) one (1) Business Day after the mailing thereof if sent by overnight courier, addressed:  (x) if to the Corporation, to its principal place of business (Attention:  General Counsel), (y) if to any holder of Series A Preferred Stock, to such holder at the address of such holder as listed in the stock record books of the Corporation (which may include the records of the Transfer Agent) or (z) to such other address as the Corporation or any such holder, as the case may be, shall have designated by notice similarly given.

14.         Facts Ascertainable.

The Secretary of the Corporation shall also maintain a written record of (i) the number of shares of Series A Preferred Stock issued to a holder, and the date of each such issuance, and (ii) the Votes Per Share of the shares of Series A Preferred Stock (as may be adjusted pursuant to Section 6(c) of this Certificate of Designations) and the dates and descriptions of all Adjustment Events, and, in each case, shall furnish such written record without cost to any stockholder who so requests.

15.         Waiver.

Notwithstanding any provision in this Certificate of Designations to the contrary, any provision contained in this Certificate of Designations and any right of the holders of Series A Preferred Stock granted hereunder may be waived as to all shares of Series A Preferred Stock (and the holders thereof) upon the written consent of the Board of Directors (or an authorized committee thereof) and the holders of a majority of the shares of Series A Preferred Stock then outstanding.

16.         Information Rights.

During any period in which the Corporation is not subject to Section 13 or 15(d) of the Exchange Act and any shares of Series A Preferred Stock are outstanding, the Corporation will use its reasonable efforts to (a) transmit by mail (or other permissible means under the Exchange Act) to all holders of Series A Preferred Stock, as their names and addresses appear on the record books of the Corporation (which may include the records of the Transfer Agent) and without cost to such holders, copies of the annual reports on Form 10-K and quarterly reports on Form 10-Q that the Corporation would have been required to file with the Securities and Exchange Commission (the “SEC”) pursuant to Section 13 or 15(d) of the Exchange Act if it were subject thereto (other than any exhibits that would have been required); and (b) promptly, upon request, supply copies of such reports to any holders or prospective holder of Series A Preferred Stock.  The Corporation will use its reasonable efforts to mail (or otherwise provide) the information to the holders of the Series A Preferred Stock within fifteen (15) days after the respective dates by which a periodic report on Form 10-K or Form 10-Q, as the case may be, in respect of such information would have been required to be filed with the SEC, if the Corporation were subject to Section 13 or 15(d) of the Exchange Act, in each case, based on the dates on which the Corporation would be required to file such periodic reports if it were a “non-accelerated filer” within the meaning of the Exchange Act.

17.         Book Entry.

The Series A Preferred Stock shall be issued initially in the form of one or more fully registered global certificates (“Global Preferred Shares”) to a custodian for a securities depositary (the “Depositary”) that is a “clearing agency” under Section 17A of the Exchange Act (or with such other custodian as the Depositary may direct), and registered in the name of the Depositary or its nominee, duly executed by the Corporation and authenticated by the Transfer Agent.  The number of shares of Series A Preferred Stock represented by Global Preferred Shares may from time to time be increased or decreased by adjustments made on the records of the Transfer Agent and the Depositary as hereinafter provided.  Members of, or participants in, the Depositary (“Agent Members”) shall have no rights under these terms of the shares of Series A Preferred Stock with respect to any Global Preferred Shares held on their behalf by the Depositary or by the Transfer Agent as the custodian of the Depositary or under such Global Preferred Shares, and the Depositary may be treated by the Corporation, the Transfer Agent and any agent of the Corporation or the Transfer Agent as the absolute owner of such Global Preferred Shares for all purposes whatsoever.  Notwithstanding the foregoing, nothing herein shall prevent the Corporation, the Transfer Agent or any agent of the Corporation or the Transfer Agent from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary and its Agent Members, the operation of customary practices of the Depositary governing the exercise of the rights of a holder of a beneficial interest in any Global Preferred Shares.